UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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☐      Preliminary Proxy Statement
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☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to Rule 14a-12
BELLSOUTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Updated as of June 2, 2006
Shareholder Questions and Answers related to the AT&T / BellSouth merger
Terms of the Merger
Q: What are the terms of the merger?
A: In the merger, shareholders of BellSouth will receive 1.325 shares of AT&T common stock for each common share of BellSouth.
Q: Why are BellSouth and AT&T planning to merge?
A: BellSouth believes this merger represents the right opportunity for the Company, our shareholders, our customers and our employees. It will create one of the largest providers of communications services in the world and will allow us to better respond to competitive forces in our industry and pursue growth opportunities.
Q: What approval is required and how long will it take for the merger to close?
A: The merger is subject to customary closing conditions, and approval by the shareholders of both companies and applicable governmental authorities. We currently expect the merger to close by the end of 2006.
Q: When will the shareholders know if the buyout has taken place?
A: We currently expect the merger to close by the end of 2006. AT&T will issue a news release on the date of the closing announcing the closing has occurred. The news release will appear in the general press and on BellSouth’s Internet site at www.bellsouth.com/investor.
Q: Will this merger transaction be taxable to me?
A: No, the merger is not anticipated to be a taxable event since it is a stock-for-stock transaction. However, you should consult your tax advisor regarding your particular situation.
Merger Approval Process
Revised! Q: When will shareholders have a chance to vote on the proposed merger?
A: BellSouth will hold a special meeting of shareholders to obtain approval for the transaction on July 21, 2006, at the Cobb Galleria Centre in Atlanta, Ga. BellSouth shareholders will be provided with a packet of information, including a proxy statement that gives a lot of information about the proposed merger and notification of the time and place of the meeting, in June 2006. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of BellSouth common stock; therefore, not voting is the same as voting against the merger.

New! Q: How do I vote my shares?
A: Shareholders can quickly and easily vote their shares by phone, online or via mail. It is important that you vote all proxy cards received. Instructions for voting are included in the shareholder materials. Shareholders can also vote in person at the special meeting of shareholders. However, even if you plan to attend the special meeting, we encourage you to vote your shares as soon as possible by phone, online or by mailing your proxy card in the pre-paid envelope. If you vote by phone or online, you do not need to mail your proxy card.
Revised! Q: Do the shareholders have a choice? Can the shareholders stop the merger?
A: BellSouth will hold a special meeting of shareholders to obtain approval for the transaction on July 21, 2006, at the Cobb Galleria Centre in Atlanta, Ga. BellSouth shareholders will be provided with a packet of information in June, including a proxy statement that gives a lot of information about the proposed merger and notification of the time and place of the meeting. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of BellSouth common stock; therefore, not voting is the same as voting against the merger.
New! Q: I have received a large packet of shareholder information, including a proxy statement.
What do I do with it?
A: The information in the proxy statement will answer many of your questions about the merger. The proxy statement describes, among other things, the proposals that will be considered at the special meeting of shareholders, the background of the merger, and other financial and business factors that were considered by the Board of Directors, financial advisors and others in connection with the Board’s voting to approve the merger. We encourage you to read the proxy statement carefully and then vote your proxy.
You may receive multiple packets of information and proxy cards. It is important that you vote all the proxy cards you receive. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of BellSouth common stock; therefore, not voting is the same as voting against the merger.
New! Q: Why did both AT&T and BellSouth send me packages of shareholder materials?
A: Shareholders who own both BellSouth and AT&T stock will receive separate packages of materials, including proxy cards, from each company. If you own shares in both companies, it is important that you vote all of your shares in each company by voting all of the proxy cards that you receive.
New! Q: Why did BellSouth send me multiple packages of shareholder materials?
A: You received multiple packages because you own BellSouth stock in multiple accounts. You may hold your stock through your 401(K) plan, you may hold certificates on your own and you may hold stock with a brokerage firm. You could also have both separate, and joint or custodial accounts. It is important that you vote all the proxy cards you receive.
BellSouth Shares
Q: How will the merger affect my BellSouth stock?

A: After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action will be required by you until after the closing of the merger. Following the closing, you will receive instructions from AT&T regarding the exchange of your shares.
Q: Will there be a cash payment or cash option for BellSouth shares from AT&T? How much will it be?
A: There will be no cash payment from AT&T. After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action will be required by you until after the closing of the merger. Following the closing, you will receive information from AT&T regarding the exchange of your shares.
Q: What does the $37.09 per share exchange value that was mentioned in the press release mean to me? How do I calculate the exchange value of my BellSouth stock into AT&T stock?
A: BellSouth shareholders will receive 1.325 shares of AT&T common stock for each share of BellSouth that they hold immediately prior to the merger. For the purpose of calculating or estimating the value of your exchanged shares, you would multiply your BellSouth “share” balance by the 1.325 “exchange ratio” at that time to determine the number of AT&T shares you would receive. The market valuation of your new AT&T share balance at the time of exchange would be determined by multiplying your AT&T share balance by the trading price of AT&T’s common stock on the market at that point in time.
Based on the above calculation, each share of BellSouth common stock would have represented approximately $37.09 at the close of business on March 3, 2006 (if the merger had closed at that time). Each share of BellSouth stock will be exchanged for 1.325 shares of AT&T common stock, and the closing price of AT&T’s common stock on March 3, 2006 was $27.99 (1.325 AT&T shares x $27.99 = $37.09 per BellSouth share). The value of each former BellSouth common share following the merger will fluctuate based on the market price of AT&T’s common stock.
Q: Is $37.09 the amount of money a shareholder would have received if he or she sold BellSouth shares on March 6, 2006?
A: The price for buying or selling a share of stock is based on the market price on the date and time of the trade. BellSouth’s stock closed at $34.50 on March 6, 2006. In the merger, shareholders of BellSouth will receive 1.325 shares of AT&T common stock for each common share of BellSouth. Based on AT&T’s closing stock price on March 3, 2006 (the last trading day before the announcement of the transaction), this exchange ratio was valued at $37.09 per BellSouth common share. This price per share represents a 17.9 percent premium over BellSouth’s closing stock price on March 3, 2006.
Q: Is it better just to sell all of my BellSouth shares?
A: Whether to buy or sell stock is a personal decision. We recommend you consult your investment advisor.
Q: Will shareholders be asked to turn in their certificates? If so, when?
A: We currently expect the merger to close by the end of 2006. Following the closing of the merger you will receive a packet of information and instructions from AT&T including a Transmittal Form for your certificated stock. You will be required to complete the Transmittal Form and return it, along with your stock certificate(s) (or an affidavit of loss if you have misplaced your stock certificate(s)) to receive your shares of AT&T stock.
Q: What will happen to my BellSouth shares after the merger is approved and what action must I take now?
A: After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action is required by you at this time. Following the closing, you will receive instructions from AT&T.
Q: After the merger, how will any partial (“fractional”) share of BellSouth common stock be handled during the exchange for AT&T stock?
A: Only whole shares will be exchanged for AT&T shares. As a result, any fractional share will be sold and a check will be mailed to you. If your BellSouth shares are held in a stock brokerage account, by a bank or other nominee, then you are considered the “beneficial holder” of the shares. If this is the case, please contact your broker or appropriate agent regarding how they will treat a fractional share.
Q: Will there be a forced liquidation of any partial (“fractional”) share?
A: Only whole shares will be exchanged for AT&T shares. As a result, any fractional share will be sold and a check will be mailed to you. If your BellSouth shares are held in a stock brokerage account, or by a bank or other nominee, then you are considered the “beneficial holder” of the shares. If this is the case, please contact your broker or appropriate agent regarding how they will treat a fractional share.
Dividends
Q: What will happen to my BellSouth dividends?
A: BellSouth will continue to pay quarterly dividends declared by BellSouth’s Board of Directors until the merger with AT&T is closed. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52 percent to $1.76 post-merger ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend). All dividends are subject to the discretion of the Board of Directors.
Q: What is AT&T’s dividend rate?
A: AT&T’s current annual dividend is $1.33 per share. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing, each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52 percent to $1.76 post-merger ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend). All dividends paid by AT&T are subject to the discretion of AT&T’s Board of Directors.

Q: If the merger goes through will dividends still be paid?
A: All dividends paid by AT&T are subject to the discretion of AT&T’s Board of Directors. AT&T’s current annual dividend is $1.33 per share. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing, each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52 percent to $1.76 post-merger ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend).
Direct Investment Plan (Plan)
Q: Will BellSouth continue to have its Direct Investment Plan (Plan)?
A: BellSouth’s current Plan will continue for existing participants until the merger closing. However, no new participants can be added. After the closing, AT&T will need to address this question with regard to the AT&T shares received in exchange for the BellSouth shares at closing.
Transfer Agent for the New Company
Q: Who will be the transfer agent for the new company?
A: Mellon Investor Services will remain as the transfer agent for BellSouth until the closing of the transaction. After the closing, AT&T will work with the transfer agent that best suits their business needs.
Cingular
Q: Since BellSouth owns 40 percent of Cingular, what will happen to Cingular?
A: Until the transaction is closed, Cingular will continue to operate under the current management and governance structure. AT&T will own 100 percent of Cingular following the closing. Post closing impacts on Cingular will need to be addressed by AT&T. AT&T announced the Cingular brand name will no longer be used following closing and that Cingular’s headquarters will remain in Atlanta.
Contact Information
Revised! Q: Who do I contact if I have questions or need information regarding this merger?
A: Visit BellSouth’s Web site at www.bellsouth.com/investor for information and updates regarding the proposed merger. You can also call the BellSouth merger information line at 1-877-366-1576, or write to BellSouth Investor Relations at 1155 Peachtree Street, Room 14B06, Atlanta, Georgia 30309-3610.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006, as amended on May 10 and June 2, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.